EXHIBIT 77D

SELIGMAN PORTFOLIOS, INC.

At a Board meeting held Sept. 8-10, 2009, the Board of Directors approved changes to the non-fundamental investment policies as follows.

For Seligman Capital Portfolio, Seligman Common Stock Portfolio, Seligman Communications and Information Portfolio, Seligman Global Technology Portfolio, Seligman International Growth Portfolio, Seligman Large-Cap Value Portfolio and Seligman Smaller-Cap Value Portfolio:

Effective May 1, 2010, the fund eliminated its non-fundamental investment policy that no more than 10% of the fund's net assets may be invested in exchange-traded funds.

For Seligman Capital Portfolio, Seligman Common Stock Portfolio, Seligman Communications and Information Portfolio, Seligman Investment Grade Fixed Income Portfolio, Seligman Large-Cap Value Portfolio and Seligman Smaller-Cap Value
Portfolio:

Effective May 1, 2010, the fund eliminated its non-fundamental investment policy that it may not sell short or maintain a short position.

However, the fund will continue its current policy of seeking approval from the fund's Board of Directors prior to engaging in short sales.

For Seligman Large-Cap Value Portfolio and Seligman Smaller-Cap Value Portfolio:

Effective May 1, 2010, the fund eliminated its non-fundamental investment policy that more than 2% of its net assets may be invested in warrants and rights not listed on the New York or American Stock Exchange; however, the broader fundamental policy will remain in effect.

For Seligman Capital Portfolio, Seligman Large-Cap Value Portfolio and Seligman Smaller-Cap Value Portfolio:

Effective May 1, 2010, the fund eliminated the following non-fundamental investment policy with regards to forward foreign currency exchange contracts.

Under normal circumstances, the fund will limit forward foreign currency contracts to not greater than 75% of the fund's portfolio position in any one country as of the date the contract is entered into. This limitation will be measured at the point the hedging transaction is entered into by the fund. Under extraordinary circumstances, the fund may enter into forward currency contracts in excess of 75% of the fund's portfolio position in any one country as of the date the contract is entered into.

The fund will also not enter into such forward contracts or maintain a net exposure to such contracts where the consummation of the contracts would oblige the fund to deliver an amount of foreign currency in excess of the value of the fund's portfolio securities or other assets denominated in that currency.

For Seligman Capital Portfolio, Seligman Common Stock Portfolio, Seligman Communications and Information Portfolio, Seligman Investment Grade Fixed Income Portfolio, Seligman Large-Cap Value Portfolio and Seligman Smaller-Cap Value
Portfolio:

Effective May 1, 2010, the fund eliminated its non-fundamental investment policy that it may not borrow more than 15% of the value of its total assets. The fund continues to be subject to its fundamental policy that it will not issue senior securities or borrow money, except as permitted by the 1940 Act or any rule thereunder, any SEC or SEC staff interpretations thereof or any exemptions therefrom which may be granted by the SEC.

For Seligman Global Technology Portfolio and Seligman International Growth
Portfolio:

Effective May 1, 2010, the fund eliminated the following non-fundamental investment policy:

The fund may not borrow more than 15% of the value of its total assets. The fund may from time to time borrow money for temporary, extraordinary or emergency purposes and may invest the funds in additional securities.

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Borrowings for the purchase of securities will not exceed 5% of the fund's total assets and will be made at prevailing interest rates.

The fund continues to be subject to its fundamental policy that it will not issue senior securities or borrow money, except as permitted by the 1940 Act or any rule thereunder, any SEC or SEC staff interpretations thereof or any exemptions therefrom which may be granted by the SEC.

For Seligman Capital Portfolio, Seligman Common Stock Portfolio, Seligman Communications and Information Portfolio, Seligman Investment Grade Fixed Income Portfolio, Seligman Large-Cap Value Portfolio and Seligman Smaller-Cap Value
Portfolio:

Effective May 1, 2010, the fund eliminated the following non-fundamental investment policy:

The fund's investments in bank obligations will be limited at the time of investment to the obligations of the 100 largest domestic banks in terms of assets which are subject to regulatory supervision by the US Government or state governments, and the obligations of the 100 largest foreign banks in terms of assets with branches or agencies in the United States.

The fund's investments in commercial paper issued by bank holding companies will be limited at the time of investment to the 100 largest U.S. bank holding companies in terms of assets.

For Seligman Common Stock Portfolio:

Effective May 1, 2010, the fund eliminated its non-fundamental investment policy that it may invest up to 10% of its assets in equity-linked securities as part of its overall investment strategy.

For Seligman Common Stock Portfolio and Seligman Investment Grade Fixed Income
Portfolio:

Effective May 1, 2010, the fund eliminated the following non-fundamental investment policy:

The fund may invest up to 10% of its total assets in foreign securities, except that this limit does not apply to foreign securities held through depositary receipts which are traded in the U.S. or to commercial paper and certificates of deposit issued by foreign banks.

Also effective May 1, 2010, the fund adopted the following non-fundamental investment policy:

Up to 25% of the fund's net assets may be invested in foreign investments.